POWER OF ATTORNEY
I appoint each of Cory Sindelar, Suzanne Tom, Tom Gemetti, John Cunningham and Patricia Knox, signing singly and in their capacity as an employee of Calix, Inc. (“Calix”), with full power of substitution, as my attorney-in-fact to:
(1)    prepare, execute in my name and on my behalf, and submit to the U.S. Securities and Exchange Commission (“SEC”) a Form ID, including amendments, and any other documents necessary or appropriate to obtain codes and passwords enabling me to make electronic filings with the SEC of reports required by Section 16(a) of the Securities Exchange Act of 1934 or any rule or regulation of the SEC;
(2)    execute for and on behalf of me, in my capacity as an officer of Calix, Forms 3, 4, and 5 and any amendments in accordance with Section 16(a) of the Securities Exchange Act of 1934 and its rules;
(3)    do and perform any acts for and on behalf of me which may be necessary or desirable to complete and execute any such Form 3, 4, or 5, or amendments, and timely file such form with the SEC and any stock exchange or similar authority; and
(4)    take any other action of any type whatsoever in connection with the above which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required by, me, it being understood that the documents executed by such attorney-in-fact on behalf of me under this Power of Attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in such attorney-in-fact’s discretion.
I grant to each such attorney-in-fact full power and authority to perform any act necessary or proper to be done in the exercise of any of the rights and powers granted, as fully as I might do if personally present, with full power of substitution or revocation, ratifying and confirming all that such attorney-in-fact, or such attorney-in-fact’s substitute, shall lawfully do or cause to be done by virtue of this power of attorney and the rights and powers granted. I acknowledge that the above attorneys-in-fact, in serving in such capacity at my request, are not assuming, nor is Calix assuming, any of my responsibilities to comply with Section 16 of the Securities Exchange Act of 1934.
This Power of Attorney revokes all earlier powers of attorney signed by me and shall remain in effect until I am no longer required to file Forms 3, 4, and 5 with respect to my holdings of and transactions in securities issued by Calix, unless earlier revoked by me in a signed writing delivered to the above attorneys-in-fact.

Signature:     /s/ Kevin DeNuccio

Print Name: Kevin DeNucio

Effective Date: May 16, 2018